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                                                                   Exhibit 8.1

                                 Form of Opinion

                      [MCDERMOTT, WILL & EMERY LETTERHEAD]

                                 June ___, 2002

Kellwood Company
600 Kellwood Parkway
Chesterfield, Missouri  63017

Ladies and Gentlemen:

          We are acting as counsel to Kellwood Company, a Delaware corporation ("Parent"), in connection with its acquisition of Gerber Childrenswear, Inc., a Delaware corporation (the "Company"), to be accomplished by a tender offer (the "Offer") for the shares of stock of the Company by Cradle, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Purchaser") followed by a merger of the Company with and into the Purchaser (the "Merger" and, collectively with the Offer, the "Acquisition"). The Acquisition is to be consummated pursuant to an Agreement and Plan of Merger dated as of May 15, 2002 (the "Agreement") among Parent, Purchaser and the Company. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

          In formulating our opinion, we have examined and relied upon the Agreement, the Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Acquisition and any supplements and amendments thereto (the "Schedule 14D-9"), [the Proxy], the representation letters of Parent, Purchaser and the Company, dated June ___, 2002, which have been delivered to us for purposes of this opinion (the "Representation Letters"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that (i) the Agreement is a valid and binding obligation of the respective parties thereto, is enforceable in accordance with its terms and is the entire agreement among the parties with respect to the subject matter thereof; (ii) the Acquisition will be consummated in accordance with the provisions of the Agreement, the
Schedule 14D-9 and the Proxy; (iii) the statements concerning the Acquisition set forth in the Agreement, the Schedule 14D-9 and the Proxy are, and as of the Effective Time will be, true, accurate and complete; (iv) the representations and other statements set forth in each of the Representation Letters are, and as of the Effective Time will be, true, accurate, and complete; (v) any representation or other statement in the Representation Letters or the other documents referred to herein made "to the best of the knowledge" or similarly qualified is, and at the Effective Time will be, in each case, correct without such qualification; (vi) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the Representation


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Kellwood Company
June ___, 2002
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Letters; and (vii) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. Other than obtaining the representations set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations or other information on which we have relied in rendering our opinion is incorrect.

          Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that for federal income tax purposes the Acquisition will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Parent, Purchaser and the Company each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          This opinion expresses our view only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

          This opinion has been rendered to you pursuant to Sections 4.10 and
5.21 of the Agreement, is solely for your benefit in connection with the Acquisition and may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval.

          We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the headings "Material United States Federal Income Tax Consequences" and "The Merger Agreement" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.



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Kellwood Company
June ___, 2002
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                                          Very truly yours,